EXHIBIT 10.3

PRODUCT DEVELOPMENT AND MARKETING AGREEMENT

     This Product Development and Marketing Agreement (this "Agreement") is entered into as of July 8, 2002 by and between OSI Systems, Inc., a California corporation ("OSI"), and Imagis Technologies Inc., a British Columbia, Canada corporation ("Imagis"), with reference to the following facts:

     A.     OSI (through its wholly-owned subsidiaries) is in the business of developing, manufacturing, marketing and selling security products.

     B.     Imagis is in the business of developing, marketing and selling biometric systems, including facial recognition systems.

     C.     OSI desires that Imagis develop transportation security products based on its facial recognition system to work together with OSI's security products, and that OSI retain the exclusive right to manufacture, market and sell the Products. Imagis desires to undertake such product development, and to retain OSI to manufacture, market and sell the Products in the transportation security market.

     Therefore, the parties agree as follows:

1     STRATEGIC ALLIANCE. It is the goal of the parties to form a strategic alliance to develop mutually agreed integrated airport and transportation security products using Imagis' facial recognition technologies and OSI's security products, with functionalities including identity verification and confirmation, together with physical passenger and luggage scanning (the resulting products referred to herein as the "Products").

2     PRODUCT DEVELOPMENT AND SUPPORT.

          2.1.   Imagis shall develop the Products, including versions of its facial recognition systems adapted for applications within the airport and transportation security markets, with all commercial diligence. Imagis will expend a minimum of $250,000 on such product development and the operation of an Airport Security Group who will sell the Products in conjunction with OSI Sales and Marketing into the OSI airport customer and prospect base.

          2.2.   Upon Imagis' reasonable request, OSI shall provide advice regarding the transportation security market, as needed to facilitate Imagis' product development.

          2.3.   Imagis shall comply with OSI's reasonable requests regarding the design of the Products, in order to facilitate efficient manufacturing of the Products and to maximize sales of the Products.

          2.4.   OSI shall have primary responsibility for introducing Imagis to OSI customers and prospects. Imagis shall have primary responsibility for demonstrating Product capabilities and marketing with regard to Product capabilities. Imagis will locate a software technician trained in the Products such that on-site support can normally be provided, if requested, within 24 hours of request. As an example, if the Product is ordered by the British Airport Authority for a major U.K. airport, Imagis will locate a technician in the U.K.

          2.5.   Imagis shall maintain documents tracking and confirming its expenditure of funds on the development of the Products calculated at standard cost rates. Imagis shall provide OSI with regular reports, no less frequently than monthly, of progress in its development of the Products, and the amount of funds Imagis has expended on such development. Upon OSI's reasonable request, Imagis shall provide OSI with access to the Products in development, and to the documents tracking and confirming its expenditures on such development, for reasonable inspection for the purpose of assessing development progress and confirming expenditures.

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3     IMAGIS' GRANT OF LICENSE. On the terms set forth herein, Imagis hereby grants OSI a license to manufacture, market, distribute, and otherwise commercially exploit the Products, subject to the following exclusivities:

          3.1.   During the term of this Agreement, OSI shall have the exclusive (even as to Imagis) right to manufacture, aggregate or integrate, subject to the terms of this Agreement, the hardware embodiments of the intellectual property, functionalities and applications developed by Imagis that are unique to the Products (shared with no other Imagis-developed system or product). Imagis, for itself and its licensees, agrees not to sell Products unless hardware components for such Products are purchased from OSI at a price (the "Hardware Price") equal to 154% of OSI's cost. Imagis shall not enter into any license of the right to sell Products unless the licensee thereof agrees to OSI's exclusivity rights hereunder.

          3.2.   During the term of this Agreement, OSI shall have the exclusive right to sell the Products in airport and transportation (including freight) security installations in which OSI is the prime bidder. However, Imagis shall be free to sell the Products in retrofit upgrades of existing installations.

          3.3.   During the term of this Agreement, Imagis shall not provide integrated facial recognition/metal detector gate systems to any entity other than OSI without OSI's prior written consent. OSI will not work with any other image recognition supplier other than Imagis without Imagis' prior written consent. However, if a customer notifies either OSI or Imagis that either OSI or Imagis' portion of the Products does not comply with the customer's specifications, the exclusivities provided hereby shall not prevent alternative sourcing for the non-complying portions.

4     PRODUCT MANUFACTURING, MARKETING AND DISTRIBUTION.

          4.1.   Manufacturing.

                   4.1.1.     Promptly upon final development of any Products, and upon any reasonable request by OSI, Imagis shall provide OSI with all designs, plans, specifications, documentation, and other information necessary to manufacture the Products.

                    4.1.2.     OSI shall manufacture the Products at a standard of quality at least equal to its quality standards for its other products, and in such quantities as are necessary and appropriate to meet projected market demand in a timely manner.

          4.2.   Product Markings. In addition to OSI's customary markings for its products, OSI shall include on the Products, at Imagis' reasonable request, an Imagis marking of like size and conspicuousness.

          4.3.   Marketing. OSI and Imagis shall jointly develop and maintain a marketing plan for the Products, including identification and development of marketing channels, materials, descriptions, sales projections, and like matters.

          4.4.   Sales and Distribution. OSI shall use reasonable commercial diligence to maximize aggregate long-term worldwide revenues from sales of the Products. Imagis shall cooperate in such sales and distribution efforts.

          4.5.   Service. Imagis and OSI shall cooperate in providing reasonable after-market service and support to buyers of the Products, including availability and pricing of advice and replacement parts. OSI shall be responsible for service and support for hardware portions of the Products, and Imagis shall be responsible for service and support for software portions of the Products.

5     ROYALTIES. Upon Sales of the Products, OSI shall pay Imagis a royalty on such sale, on the terms set forth in this Section 5.

          5.1.   Rate.

                   5.1.1.     The list price for the facial recognition feature/upgrade will be agreed between the two parties. The amount of royalty payable by OSI to Imagis for each Product sold shall be calculated by subtracting the Hardware Price for such Product from the Net Price (as defined below), and multiplying the resulting difference by 0.7.

                   5.1.2.      Definition of "Net Price". Net Price shall be calculated as receipts collected from the purchaser of a Product, less all of the following:

a.     OSI sales commissions on Imagis added value;

b.     Returns, credits and refunds;

c.     Third party royalties (other than those provided hereunder);

d.     Any non-recovered costs incurred in shipping Imagis added value; and

e.     Taxes incurred in the sale other than income taxes.

          5.2.   Annual Support Agreements. OSI will recommend to each customer that they sign an Annual Support Agreement. OSI will retain 100% of hardware support revenues, while Imagis will retain 100% of support revenues on its added value.

          5.3.   Accounting.

                   5.3.1.      Statements. Seller shall provide Payee with royalty statements within 30 days following the end of each calendar quarter in which Seller has sales of Products. Such statements shall set forth, in a reasonably detailed manner, the Receipts during the quarter

                   5.3.2.      Records and Audit. At its principal offices, during the term of this Agreement and for two years thereafter, Seller shall maintain books of account concerning receipts generated from Seller's exploitation of Products. Payee or Payee's representative may, during the term of this Agreement and for two years thereafter, for the sole purpose of verifying royalty statements, examine such books to the extent such books relate to such receipts. Such examinations may take place only during Seller's normal business hours, and only with at least five business days' written notice, and Payee shall not undertake such examinations more than once per statement period. Payee shall have no other right to examine Seller's books.

          5.4.   Payments of Royalties. Seller shall simultaneous with each royalty statement pay any royalties payable to Payee pursuant to that royalty statement, without reserves or withholdings of any kind.

6     OWNERSHIP.

          6.1.   Imagis shall retain ownership of all intellectual property that Imagis contributes to the Products, and any improvements thereto.

          6.2.   OSI shall retain ownership of all intellectual property that OSI contributes to the Products, and any improvements thereto.

7     REPRESENTATIONS AND WARRANTIES.

          7.1.   Imagis Representations and Warranties. Imagis makes the following representations, warranties and covenants:

                   7.1.1.      Ownership of Intellectual Property. Imagis has, and shall at all times during the term of this Agreement have, the right to grant to OSI the intellectual property licenses granted under this Agreement, and OSI's use of such licenses will not infringe upon any third party's copyright, patent, trademark or other intellectual property rights.

                   7.1.2.      Authority. Imagis has the required authority and capacity to enter into this Agreement and all documents required to be entered into pursuant to this Agreement. All corporate and other actions required to be taken by Imagis to authorize the execution, delivery and performance of this Agreement and all transactions contemplated in this Agreement have been duly and effectively taken. Upon the full execution and delivery of this Agreement, this Agreement will become a valid, binding and enforceable obligation upon Imagis.

                   7.1.3.      No Conflicts. Imagis's execution and delivery of this Agreement will not result in the breach of any term or provision of, or constitute a default under, any agreement by which Imagis is bound, nor will such actions result in the violation of any obligation, law, ordinance, regulation, order or decree applicable to Imagis.

                   7.1.4.      Confidentiality. Each of Imagis's employees and independent contractors have signed, or shall have signed prior to being granted access to the Property, a confidentiality agreement requiring the employee or independent contractor to give the Property the same protections from disclosure to unauthorized parties as given to Imagis's other intellectual property.

          7.2.   OSI's Representations and Warranties. OSI makes the following representations, warranties and covenants:

                   7.2.1.      Ownership of Intellectual Property. OSI has, and shall at all times during the term of this Agreement have, the right to grant to Imagis the intellectual property licenses granted under this Agreement, and Imagis' use of such licenses will not infringe upon any third party's copyright, patent, trademark or other intellectual property rights.

                   7.2.2.      Authority. OSI has the required authority and capacity to enter into this Agreement and all documents required to be entered into pursuant to this Agreement. All corporate and other actions required to be taken by OSI to authorize the execution, delivery and performance of this Agreement and all transactions contemplated in this Agreement have been duly and effectively taken. Upon the full execution and delivery of this Agreement, this Agreement will become a valid, binding and enforceable obligation upon OSI.

                   7.2.3.      No Conflicts. OSI's execution and delivery of this Agreement will not result in the breach of any term or provision of, or constitute a default under, any agreement by which OSI is bound, nor will such actions result in the violation of any obligation, law, ordinance, regulation, order or decree applicable to OSI.

                   7.2.4.      Confidentiality. Each party's employees and independent contractors have signed, or shall have signed prior to being granted access to the confidential intellectual property of the other party, a confidentiality agreement requiring the employee or independent contractor to give the such confidential intellectual property the same protections from disclosure to unauthorized parties as given to the receiving party's other intellectual property.

8     TERM AND TERMINATION.

          8.1   Term. Unless earlier terminated, this Agreement shall expire on the first anniversary of the date of first sale of Products. If this Agreement has not been earlier terminated, the

Term will be automatically renewed for subsequent one (1) year periods, unless either party notifies the other in writing of its decision to terminate this Agreement, at least thirty (30) days prior to the expiration of the then current Term.

          8.2   Early Termination.

                  8.2.1      If any covenant, representation or warranty contained in this Agreement is breached or becomes untrue, and such breach or untruth remains uncured for 30 days after written notice from the non-breaching party to the breaching party, the non-breaching party may terminate this Agreement.

                   8.2.2      If either party is dissolved, or is the subject of dissolution proceedings, or is the subject of any proceedings under any bankruptcy laws, or consents to the appointment of a trustee, custodian, receiver or liquidator, or makes an assignment for the benefit of creditors, the other party may terminate this Agreement.

          8.3   Sell-Off. Upon any termination of this Agreement prior to its expiration, OSI shall have the right to: (a) sell off any inventory of the Products or its components; (b) manufacture and sell a number of units of the Products or components thereof to fill any orders standing, and complete any projects existing, at the time of the notice of termination.

          8.4   Survival. The following sections shall survive any expiration or termination of this Agreement: Sections 5 through 11.

9     CONFIDENTIALITY. In the course of, and in furtherance of this Agreement, the parties will exchange Confidential Information, as defined below. The party receiving such information (the "Receiving Party") from the disclosing party (the "Disclosing Party") shall maintain the confidentiality of the Confidential Information, on the terms set forth below.

          9.1.   Non-Disclosure. Receiving Party shall not disclose to any person, partnership corporation, or any other entity or concern whatsoever (except Disclosing Party and its designees), any Confidential Information (as defined below) that may come into Receiving Party's possession.

          9.2.   Confidential Information. For the purposes of this Agreement, "Confidential Information" means all information that can reasonably be construed to be confidential and that relates to Disclosing Party's business, any marketing or sales information, and any trade secrets or any other information or documents of or relating to Disclosing Party, including (without limitation) data, computer programs, manuals, formulae, specifications, processes, methods, intangible rights and other similar items. "Confidential Information" does not include information that at the time of disclosure Disclosing Party has previously made available to the general public.

          9.3.   Permitted Disclosures. After giving prior notice to Disclosing Party, Receiving Party may use and disclose Confidential Information: (a) to the extent necessary to assert any right or defend against any claim arising under this Agreement or pertaining to Confidential Information and its use or disclosure; (b) to the extent necessary to comply with any applicable statute, constitution, treaty, rule, regulation, ordinance or order; or (c) if Receiving Party receives a request to disclose any Confidential Information under the terms of a subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by a governmental body or agency (provided, however, that Receiving Party shall promptly provide written notice to Disclosing Party of such pending disclosure).

          9.4.   Return of Confidential Information. On termination of this Agreement, and upon Disclosing Party's request, Receiving Party shall promptly deliver to Disclosing Party all materials containing Confidential Information, including (without limitation) memoranda, notes, records, reports, magnetic or optical media that Receiving Party may then have in its possession or control.

10     INDEMNIFICATION. Each party agrees to indemnify and hold harmless the other from all claims, suits, judgments, damages, costs and expenses (including costs of suit and reasonable attorneys' fees) as a result of the indemnifying party's breach or any third party's allegation of the indemnifying party's breach of any of its representations, warranties and covenants made in this Agreement.

11     MISCELLANEOUS.

          11.1.   Amendments and Modifications. No amendment or modification of this Agreement shall be valid unless made in a writing executed by both parties.

          11.2.   Applicable Law. California law, without regard to conflicts or choice of laws principles, shall govern the interpretation of this Agreement.

          11.3.   Arbitration. All disputes arising from this Agreement shall be submitted to binding arbitration to take place in Los Angeles County, California under the rules of the American Arbitration Association.

          11.4.   Binding Effect. All provisions of this Agreement shall inure to the benefit of, and be binding upon, the parties and their successors-in-interest, permitted assigns, administrators, and devisees.

          11.5.   Counterparts. This Agreement may be executed in counterparts.

          11.6.   Descriptive Headings. Descriptive headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

          11.7.   Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter herein.

          11.8.   Equitable Remedies. The parties agree that the subject of certain provisions of this Agreement are of a special, unique, unusual and extraordinary nature, giving them peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and that breach of any such provision will cause the non-breaching party irreparable injury and damage. The parties therefore agree that the non-breaching party shall be entitled to injunctive and other equitable relief to cure or prevent the breach of the provisions of this Agreement. Resort to such equitable relief shall not, however, be construed to constitute a waiver by the non-breaching party of any of the other rights or remedies the non-breaching party may have against the breaching party for damages or otherwise.

          11.9.   Further Documents. Each party shall execute and deliver all such further instruments, documents and papers, and shall perform any and all acts, necessary to give full force and effect to all the terms and provisions of this Agreement.

          11.10.   Interpretation. No uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been negotiated by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties.

          11.11.   Legal Action. Should any litigation or arbitration occur between the parties respecting or arising out of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and other costs in connection with such litigation, including reasonable attorneys' fees incurred after a judgment has been rendered by a court of competent jurisdiction. Any judgment shall include an attorneys' fees clause that shall entitle the judgment creditor to recover attorneys' fees incurred to enforce a judgment on this Agreement, which attorneys' fees shall be an element of post-judgment costs; the parties agree that this attorneys' fee provision shall not merge into any judgment.

          11.12.   LIMITATION ON LIABILITY; REMEDIES. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES OF ANY KIND OR NATURE, INCLUDING, WITHOUT LIMITATION, THE BREACH OF THIS AGREEMENT OR ANY TERMINATION OF THIS AGREEMENT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF EITHER PARTY HAS WARNED OR BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

          11.13.   Limitations on Waiver. No waiver by any party of any term or condition of this Agreement shall be construed to be a waiver of such term or condition in the future, or of any preceding or subsequent breach of the same or any other term or condition of this or any other agreement, nor shall any such waiver be binding unless written. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of any party to this Agreement.

          11.14.   No Assignments. Neither party may assign this Agreement, or any part of this Agreement, without the other party's prior written consent. For the purposes of this Agreement, "assignment" shall be defined to include, without limitation, any transaction or series of transactions by which parties holding a majority of the outstanding voting securities of the assigning party prior to such transaction or series of transactions no longer hold a majority of the outstanding voting securities of the assigning party subsequent to the transaction or series of transactions.

          11.15.   No Partnership or Joint Venture. This Agreement does not create a partnership or joint venture between the parties, and shall not be construed as doing so. This Agreement does not create any right by either party to bind the other party.

          11.16.   No Third Party Beneficiaries. No person other than the parties hereto and their permitted successors and assigns shall receive any benefits of this Agreement.

          11.17.   Notices. All notices, statements and other documents that any party is required or desires to give to any other party shall be given in writing and shall be served in person, by express mail, by certified mail, by overnight delivery, or by facsimile at the respective addresses set forth below, or at such other addresses as may be designated in writing by such party.

If to Imagis:

Imagis Technologies Inc.
ATTN: President & CEO
1630-1075 W. Georgia St.
Vancouver BC
V6E 3C9
Facsimile 604- 684-9314

If to OSI:

OSI Systems, Inc.
ATTN: Chief Executive Officer
12525 Chadron Avenue
Hawthorne, CA 90250
Facsimile (310) 978-3898

     Delivery shall be deemed conclusively made (i) at the time of service, if personally served, (ii) five days after deposit in the United States mail, properly addressed and postage prepaid, if delivered by express mail or certified mail, (iii) upon confirmation of delivery by the private overnight deliverer, if served by overnight delivery, and (iv) at the time of electronic transmission (as confirmed in writing), provided a copy is mailed within 24 hours after such transmission.

          11.18.   Severability. Any provision of this Agreement that is found by a court of competent jurisdiction to be void, invalid or unenforceable shall be curtailed and limited only to the extent necessary to bring such provision within the requirements of the law, and such finding and curtailment shall not affect the validity or enforceability of any other provision of this Agreement.

     In witness whereof, the parties have executed this Agreement as of the date first above written.

"Imagis"

Imagis Technologies Inc.

By:     /s/ Iain Drummond

"OSI"

OSI Systems, Inc.

By:     /s/ Deepak Chopra